Exhibit (h)(17)

                        ADMINISTRATIVE SERVICES AGREEMENT


         AGREEMENT dated this 3rd day of May, 1999 by and between INVESTMENT TRUST, a Massachusetts business trust (the "Fund"), on behalf of Scudder Large Company Growth Fund, a separate series of the Fund (the "Series"), and SCUDDER INVESTOR SERVICES, INC., a Delaware corporation ("SIS").

         In consideration of the mutual covenants hereinafter contained, it is hereby agreed by and between the parties hereto as follows:

         1. The Fund hereby appoints SIS to provide information and administrative services for the benefit of the Series and its Class R shareholders. In this regard, SIS shall appoint various broker-dealer firms and other service or administrative firms ("Firms") to provide related services and facilities for Class R shareholders of the Series. The Firms shall provide such office space and equipment, telephone facilities, personnel or other services as may be necessary or beneficial for providing information and services to Class R shareholders of the Series. Such services and assistance may include, but are not limited to, providing information on shareholder accounts and transactions, answering inquiries regarding the Series, resolving account problems, explaining mutual fund performance and ranking, and such other post-sale administrative services as the Fund or SIS may reasonably request. Firms may include affiliates of SIS. SIS may provide some of the above services for the Fund directly or may appoint Kemper Distributors, Inc. as its agent to carry out any or all of its duties under this Section 1.

         SIS accepts such appointment and agrees during such period to render such services and to assume the obligations herein set forth for the compensation herein provided. SIS shall for all purposes herein provided be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund. SIS, by separate agreement with the Fund, may also serve the Fund in other capacities. In carrying out its duties and responsibilities hereunder, SIS will appoint various Firms to provide administrative and other services described herein directly to or for the benefit of Class R shareholders of the Series. Such Firms shall at all times be deemed to be independent contractors retained by SIS and not the Fund. SIS and not the Fund will be responsible for the payment of compensation to such Firms for such services.

         2. For the administrative services and facilities described in Section 1, the Fund will pay to SIS at the end of each calendar month an administrative services fee computed at an annual rate of up to 0.25 of 1% of the average daily net assets attributable to the Class R shares of the Series. The current fee schedule is set forth as Appendix I hereto. The administrative services fee shall be an expense of such class. For the month and year in which this Agreement becomes effective or terminates, there shall be an appropriate proration on the basis of the number of days that the Agreement is in effect during such month and year, respectively. The services of SIS to the Fund under this Agreement are not to be deemed exclusive, and SIS shall be free to render similar services or other services to others.

         3. The net asset value for each Class R share of the Series shall be calculated in accordance with the provisions of the Series' current prospectus. On each day when net asset value is not calculated, the net asset value of a Class R share of the Series shall be deemed to be the net asset value of such a share as of the close of business on the last day on which such calculation was made for the purpose of the foregoing computations.

         4. The Fund shall assume and pay all charges and expenses of its operations not specifically assumed or otherwise to be provided by SIS under this Agreement.

         5. This Agreement may be terminated at any time without the payment of any penalty by the Fund or by SIS on sixty (60) days written notice to the other party. Termination of this Agreement shall not affect the right of SIS to receive payments on any unpaid balance of the compensation described in Section 2 hereof earned prior to such termination. This Agreement may not be amended to increase the amount to be paid to SIS for services hereunder above .25 of 1% of the average daily net assets attributable to the Class R shares of he Series without the vote of a majority of the outstanding voting securities of such class. All material amendments to this Agreement must in any event be approved by vote of the Board of the Fund.

         6. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder shall not be thereby affected.

         7. Any notice under this Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party at such address as such other party may designate for the receipt of such notice.

         8. All parties hereto are expressly put on notice of the Fund's Agreement and Declaration of Trust and all amendments thereto, all of which are on file with the Secretary of The Commonwealth of Massachusetts, and the limitation of shareholder and trustee liability contained therein. This Agreement has been executed by and on behalf of the Fund by its representatives as such representatives and not individually, and the obligations of the Fund thereunder are not binding upon any of the trustees, officers or shareholders of the Fund individually but are binding upon only the assets and property of the Fund.

         9. This Agreement shall be construed in accordance with applicable federal law and the laws of The Commonwealth of Massachusetts.

         IN WITNESS WHEREOF, the Fund and SIS have caused this Agreement to be executed as of the day and year first above written.


                             INVESTMENT TRUST

                             By: /s/Daniel Pierce
                                 -----------------
                                 Daniel Pierce
                                 President


                             SCUDDER INVESTOR SERVICES, INC.


                              By: /s/Mark S. Casady
                                  ---------------------
                                  Mark S. Casady
                                  President

                                   APPENDIX I

                                INVESTMENT TRUST
               FEE SCHEDULE FOR ADMINISTRATIVE SERVICES AGREEMENT


         Pursuant to Section 2 of the Administrative Services Agreement to which this Appendix is attached, the Fund and SIS agree that the administrative services fee will be computed at an annual rate of .25 of 1% (the "Fee Rate") based upon the assets attributable to Class R shares of the Series.



                             INVESTMENT TRUST

                             By: /s/Daniel Pierce
                                 -----------------
                                 Daniel Pierce
                                 President


                             SCUDDER INVESTOR SERVICES, INC.


                              By: /s/Mark S. Casady
                                  ---------------------
                                  Mark S. Casady
                                  President


Dated:  May 3, 1999

                                       3